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                                                                    EXHIBIT 99.3

[WEATHERFORD LOGO]                                                  NEWS RELEASE


    WEATHERFORD COMPLETES SALES OF ZERO COUPON CONVERTIBLE SENIOR DEBENTURES

HOUSTON, June 30, 2000 - - Weatherford International, Inc. (NYSE: WFT) announced today that it has closed the previously announced sale in a private placement of $910 million of 20-year zero coupon senior convertible debentures due 2020. The debentures have a yield to maturity of 3% per annum. The proceeds of the sale are approximately $500 million.

      Houston-based Weatherford International, Inc. (http://www.weatherford.com) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs approximately 10,000 people worldwide.

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Contact:
Don Galletly      (713) 693-4148